EXHIBIT 5

                          LEWIS, RICE & FINGERSH,L.C.

                               ATTORNEYS AT LAW

                          500 N. BROADWAY, SUITE 2000
                        ST. LOUIS, MISSOURI  63102-2147
TEL (314) 444-7600              WWW.LRF.COM                  FAX (314)241-6056


                                 June 8, 2001



Board of Directors
RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, Missouri  63103

     Re: Registration Statement on Form S-8 for 1,000,000 Shares of Common Stock under the RightCHOICE Managed Care,
          Inc. 2001 Stock Incentive Plan

Ladies and Gentlemen:

     In connection with the registration with the Securities and Exchange Commission of shares of common stock, par value $.01 per share (the "Securities"), of RightCHOICE Managed Care, Inc., a Delaware corporation (the "Company"), you have requested that we furnish you with our opinion as to the legality of the issuance of the Securities in connection with the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan (the "Plan").

     As counsel to the Company, we have participated in the preparation of its Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the Securities. We have examined and are familiar with the Company's Certificate of Incorporation, Bylaws, records of corporate proceedings, the Plan and such other documents and records as we have considered appropriate.

     Based upon the foregoing, we are of the opinion that the Securities have been duly and validly authorized and will, when issued as contemplated in the Plan, be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,
                              LEWIS, RICE & FINGERSH, L.C.
                              /s/ Lewis, Rice & Fingersh, L.C.